Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Quarter and Year Ended March 31, 2010

  Company Records $44 Million Non-Cash Pre-Tax Impairment Charge in the Fourth Quarter
  Company Exceeds Previously Reported Guidance on Cash Flow Provided by Operating Activities
  Company Ends Fiscal 2010 with Over $26 Million in Net Cash (Defined as Cash and Cash Equivalents Reduced by Long-Term Debt)

PHILADELPHIA--(BUSINESS WIRE)--May 20, 2010--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the quarter and year ended March 31, 2010. Sales for the fourth quarter of fiscal 2010 decreased 7% to $52,270,000 from $56,494,000 in fiscal 2009. In the fourth quarter of fiscal 2010, the Company recorded a non-cash pre-tax impairment charge of $44,315,000 due to a full impairment of goodwill in two of its reporting units, C.R. Gibson, LLC and BOC Design Group (consisting of Berwick Offray LLC and Cleo Inc), and partial impairments of tradenames used by such entities. The foregoing impairment charge was partially offset by an $11,692,000 tax benefit. The fourth quarter fiscal 2010 net loss was $40,841,000, or $(4.22) per share. The impact of the impairment charge, net of the associated tax benefit, in the fourth quarter of fiscal 2010 was $(3.37) per share. Excluding the non-cash impairment of goodwill and intangible assets, net of tax benefit, fourth quarter fiscal 2010 net loss per share would have been $(0.85) versus a net loss of $(0.57) per share in fiscal 2009. The Company’s highly seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Sales for fiscal year 2010 decreased 7% to $448,450,000 from $482,424,000 in fiscal 2009, while net income decreased to a net loss of $(23,739,000), or $(2.46) per diluted share. Excluding the non-cash impairment of goodwill and intangible assets, net of tax benefit, discussed above, fiscal year 2010 net income per diluted share would have been $0.92 versus $1.70 in fiscal year 2009.

Fourth Quarter Results

Sales declined 7% in the fourth quarter of fiscal 2010 as compared to the same period last year, primarily driven by lower Valentines sales which shipped in the third quarter of fiscal 2010 as compared to the fourth quarter in fiscal 2009. Net loss for the fourth quarter of fiscal 2010 was negatively impacted by the impairment of intangibles noted above, lower sales volume, inventory allowances and increased customer claims in part due to the Company’s Christmas product manufacturing inefficiencies.

Full Fiscal Year Results

Sales declined 7% for the fiscal year ended March 31, 2010 as compared to fiscal 2009. Excluding sales of acquired businesses (primarily Hampshire Paper and Seastone), sales decreased 9%. The primary reason for the decrease is lower sales of Christmas products which declined 15% year over year. Sales of Christmas products dropped from 50% of total sales in fiscal 2009 to 46% of total sales in fiscal 2010. Sales of all occasion products increased slightly, while sales of other seasonal products remained relatively flat. The decline in net income was primarily due to the impairment charge discussed above combined with reduced gross profit. The reductions in gross profit were primarily due to the lower sales volume, competitive pricing pressures and Christmas product manufacturing inefficiencies combined with difficulties encountered from the implementation of a phase of our enterprise resource planning systems standardization project. Partially offsetting these negative factors were reduced selling, general and administrative expenses primarily due to lower compensation expense and incentives, lower restructuring expenses, reduced interest expense and an increase in other income.

Management Comments

“Fiscal 2010 marks the second challenging year in a row, due in part to the economic downturn that has negatively impacted sales of Christmas products and to Christmas product manufacturing inefficiencies and difficulties encountered from the implementation of a significant phase of our enterprise resource planning systems,” commented Christopher J. Munyan, CSS’ President and CEO. “During our fiscal 2010, we focused on improving our cash position, and we are pleased to report that we exceeded our cash flow guidance provided on October 27, 2009. Cash flows provided by operating activities totaled $48,676,000, exceeding our guidance of at least $43,000,000, and capital expenditures of $4,447,000 were less than our guidance of approximately $7,000,000. Free cash flow (defined as cash flow from operations reduced by purchases of property, plant and equipment) increased by $30,451,000 from $13,778,000 in fiscal 2009 to $44,229,000 in fiscal 2010, primarily due to an $21,245,000 inventory reduction and $9,696,000 of reduced capital expenditures spending. As of March 31, 2010, we had $26,670,000 in net cash (defined as cash and cash equivalents reduced by long-term debt). Looking forward, we do not expect to experience the operational inefficiencies or enterprise resource planning systems implementation issues that occurred in fiscal year 2010. While we continue to focus on cash flow generation, we do not expect that we will be able to reduce inventory levels or capital expenditure spending by the amounts achieved in fiscal 2010. Nonetheless, we expect that free cash flow for fiscal 2011 will be at least $25,000,000.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, gift card holders, decorative tissue paper, decorations, floral accessories, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to expected improvements in consumer spending, free cash flow (defined as cash flow from operations reduced by purchases of property, plant and equipment), future sales volume and the expected elimination of operational inefficiencies and enterprise resource planning systems implementation issues experienced in our fiscal 2010. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; risks associated with the Company’s enterprise resource planning systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2009 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three months and years ended March 31, 2010 and 2009 and condensed consolidated balance sheets and cash flows as of and for the years ended March 31, 2010 and 2009 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
	Year Ended		Three Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)	(Unaudited)

SALES	$448,450	$482,424	$52,270	$56,494

COSTS AND EXPENSES
Cost of sales	337,852	356,115	42,496	40,981
Selling, general and administrative expenses	95,667	96,723	23,014	22,505
Impairment of goodwill and intangible assets	44,315	-	44,315	-
Restructuring expenses, net	207	1,138	37	1,413
Interest expense, net	1,885	2,551	211	258
Other (income) expense, net	(489)	7	(152)	(188)

	479,437	456,534	109,921	64,969

(LOSS) INCOME BEFORE INCOME TAXES	(30,987)	25,890	(57,651)	(8,475)

INCOME TAX (BENEFIT) EXPENSE	(7,248)	8,904	(16,810)	(3,041)

NET (LOSS) INCOME	$(23,739)	$16,986	$(40,841)	$(5,434)

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(2.46)	$1.71	$(4.22)	$(.57)
Diluted	$(2.46)	$1.70	$(4.22)	$(.57)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,637	9,909	9,667	9,605
Diluted	9,637	9,990	9,667	9,605

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
	March 31,	March 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$27,217	$2,179
Accounts receivable, net	45,711	43,741
Inventories	78,851	99,971
Deferred income taxes	6,165	5,758
Assets held for sale	1,363	1,363
Other current assets	15,986	15,295

Total current assets	175,293	168,307

PROPERTY, PLANT AND EQUIPMENT, NET	47,786	54,942

DEFERRED INCOME TAXES	5,439	-

OTHER ASSETS
Intangible assets, net	49,260	94,907
Other	3,984	4,103

Total other assets	53,244	99,010

Total assets	$281,762	$322,259

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$-	$4,150
Current portion of long-term debt	481	10,479
Other current liabilities	43,915	39,307

Total current liabilities	44,396	53,936

LONG-TERM DEBT	66	485

OTHER LONG-TERM OBLIGATIONS	4,255	4,376

DEFERRED INCOME TAXES	-	4,208

STOCKHOLDERS’ EQUITY	233,045	259,254

Total liabilities and stockholders’ equity	$281,762	$322,259

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
	For the Years Ended
	March 31,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(23,739)	$16,986
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,560	13,195
Impairment of goodwill and intangible assets	44,315	-
Deferred tax (benefit) provision	(10,057)	3,244
Shared-based compensation expense	2,323	2,632
Changes in assets and liabilities, net of effects of acquisitions	23,184	(7,736)
Other	90	(400)
Net cash provided by operating activities	48,676	27,921
Cash flows from investing activities:
Purchase of businesses	(225)	(11,164)
Final payment of purchase price for a business previously acquired	-	(2,700)
Purchase of property, plant and equipment	(4,447)	(14,143)
Proceeds from sale of assets	752	3,227
Net cash used for investing activities	(3,920)	(24,780)
Cash flows from financing activities:
Payments on long-term debt obligations	(10,609)	(10,417)
Borrowings on notes payable	346,405	545,385
Payments on notes payable	(350,555)	(541,235)
Payment of financing transaction costs	-	(621)
Dividends paid	(5,784)	(5,939)
Purchase of treasury stock	-	(16,687)
Proceeds from exercise of stock options	825	435
Tax benefit realized for stock options exercised	-	5
Net cash used for financing activities	(19,718)	(29,074)
Effect of exchange rate changes on cash and cash equivalents	-	3
Net increase (decrease) in cash and cash equivalents	25,038	(25,930)
Cash and cash equivalents at beginning of period	2,179	28,109
Cash and cash equivalents at end of period	$27,217	$2,179

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

Reconciliation and computation of loss before income taxes, net loss and diluted earnings per share:

	Year Ended March 31, 2010
	(Loss)		Diluted (Loss)
	Income Before	Net (Loss)	Earnings
	Income Taxes	Income	Per Share

As Reported	$(30,987)	$(23,739)	$(2.46)
- Impairment of goodwill and intangible assets	44,315	32,623	3.37
Non-GAAP Measurement	$13,328	$8,884	$.92

Diluted earnings per share does not add due to rounding.

	Quarter Ended March 31, 2010
	(Loss)		Diluted
	Before	Net	(Loss)
	Income Taxes	(Loss)	Per Share

As Reported	$(57,651)	$(40,841)	$(4.22)
- Impairment of goodwill and intangible assets	44,315	32,623	3.37
Non-GAAP Measurement	$(13,336)	$(8,218)	$(.85)

Management believes that presentation of results of operations adjusted for the affects of non-recurring charges related to the impairment of goodwill and intangible assets provides useful information to investors because it enhances comparability between the reporting periods.

Reconciliation and computation of free cash flow:

		Year Ended March 31,
		2010	2009

Net cash provided by operating activities		$48,676	$27,921
Less: capital expenditures		(4,447)	(14,143)
Free cash flow		$44,229	$13,778

Management believes that presentation of free cash flow provides useful information to investors because it provides investors meaningful insight into the Company’s ability to generate cash from operations which is available for the execution of our business strategy, including acquisitions, payment of debt, or to support other investing and financing activities.

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900